EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-122223 and No. 333-148263); and on Form S-8 (No. 333-15947, No. 333-62039, No. 333-92169, No. 333-43152, No. 333-63116, No. 333-85244, No. 333-107157, No. 333-128525, No. 333-135122, No. 333-148226, No. 333-152501 and 333-161142) and in the related prospectuses, as applicable, of Aradigm Corporation of our report dated March 22, 2011, with respect to the financial statements of Aradigm Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ Odenberg Ullakko Muranishi & Co LLP
San Francisco, California
March 23, 2011